UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Preliminary Proxy Statement

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       Definitive Proxy Statement

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       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
(Name of Registrant as Specified in Its Charter)

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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS PROPOSES RESOLUTION TO END PROXY CONTEST

AND MOVE FORWARD WITH MARKET-ENDORSED PLAN TO CREATE VALUE

If the Five New, Independent Hess Nominees are Elected, Hess Commits to Adding Two Elliott Nominees

NEW YORK — May 13, 2013 — Hess Corporation (NYSE: HES) (“Hess” or the “Company”) today issued the following statement:

“We are gratified that the vast majority of our shareholders continue to support our plan to transform Hess into a pure play exploration and production company and recognize that our five new, independent director nominees have the right experience to objectively oversee sustained value creation at Hess.  We strongly believe that the Hess nominees have brought, and will continue to bring, significant insights and contributions to our Board and believe that electing all five is in the best interests of all shareholders.

“Following consultation with our shareholders, we have already adopted several measures to better align corporate governance with shareholder interests, including separating the roles of Chairman and Chief Executive Officer and recommending that shareholders support the proposal to declassify the Hess Board, with the full support of the Hess family shares.  These measures have received strong support from our shareholders.

“At the same time, some of our other shareholders have also discussed with us the possibility of adding certain of Elliott’s nominees to the Board, if they are willing to serve, along with Hess’ five new, independent nominees.  Now that Elliott’s nominees have waived their rights to Elliott’s troubling compensation scheme, we are ready to be responsive to that request.  Consistent with our commitment to refresh the majority of our Board by the end of 2013, we are prepared to add two Elliott nominees whom we would choose in consultation with shareholders.  We would effect this change promptly after Annual Meeting if all five of Hess’ new, independent nominees are elected.  We believe this proposed resolution will allow us to continue executing our plan and focus on the task at hand – creating superior value for all of Hess’ shareholders.”

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080